S&P GLOBAL REPORTS
4th QUARTER AND FULL-YEAR 2018 RESULTS

Delivered Strong Financial Results in Volatile Market Environment

Each of Full-Year Reported Revenue and Organic Revenue Increased 3%

4th Quarter Revenue Declined 3% and 4th Quarter Organic Revenue Declined 4%

Diluted EPS Increased 99% to $2.03 in the 4th Quarter and 34% to $7.73 for the Full Year

Adjusted Diluted EPS Increased 20% to $2.22 in the 4th Quarter and 23% to $8.50 for the Full Year

$2.2 Billion Returned to Shareholders Through Share Repurchases and Dividends in 2018

Added Leading-Edge Technology and Data Sets Through Acquisitions and Licensing

New York, NY, February 7, 2019 – S&P Global (NYSE: SPGI) today reported fourth quarter and full-year 2018 results. The Company reported fourth quarter 2018 revenue of $1.54 billion, a decrease of 3% compared to the same period last year as a decline in Ratings revenue, primarily resulting from a decline in global debt issuance, offset revenue increases in the Company's other three businesses. On an organic basis, fourth quarter revenue decreased 4%.

Fourth quarter net income increased 95% to $512 million and diluted earnings per share increased 99% to $2.03. Both increased due to a charge associated with U.S. tax reform included in the prior year quarter as well as productivity improvements and a lower effective tax rate as a result of U.S. tax reform impacting the current quarter. Adjusted net income for the fourth quarter increased 18% to $559 million due to productivity improvements and a lower effective tax rate as a result of U.S. tax reform. Adjusted diluted earnings per share increased 20% to $2.22 aided by a 2% reduction in diluted shares outstanding. Pre-tax adjustments in the fourth quarter of 2018 totaled $62 million and included deal-related amortization, restructuring charges, Kensho retention-related expenses, and a pension accounting adjustment.

For the full year, revenue increased 3% to $6.26 billion. 2018 net income increased 31% to $1.96 billion and diluted earnings per share increased 34% to $7.73. 2018 adjusted net income increased 21% to $2.15 billion and adjusted diluted earnings per share increased 23% to $8.50.

“While bond issuance can be periodically interrupted by market forces, as was the case during the second half of 2018, we remain confident that, in the long run, global debt market growth will track GDP growth. Despite the return of market volatility in 2018, the Company continued to grow revenue and increase profitability, putting us well on our way to deliver on the financial targets we announced at our Investor Day in May,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. He added, “In 2018, we continued to build our capabilities by adding leading-edge technology and unique data sets through the acquisitions of Kensho, Panjiva, and RateWatch; preparing for new product launches including ESG tools using Trucost analysis and domestic bond ratings in the China market; and leveraging technology to improve operational excellence through productivity improvements. As we look ahead and across the globe, we’re positioned more strongly than ever to provide the essential intelligence our customers need to make decisions with conviction.”

Profit Margin: For the full year, the Company's operating profit margin improved by 200 basis points to 44.6% as the Company continued to achieve revenue growth and successfully deliver productivity improvements. The adjusted operating profit margin improved by 230 basis points to 48.8% in 2018.

Return of Capital: Consistent with the Company's capital allocation framework, the Company returned $2.2 billion to shareholders in 2018 with $1.7 billion in share repurchases and $503 million in dividends. Share repurchases drove more than a 2% reduction in diluted weighted average shares outstanding during 2018. On January 2, 2019, the Company completed its latest accelerated share repurchase (ASR) program, a $500 million program announced in October 2018. Beginning later this month, the Company expects to initiate a new $500 million ASR program that will conclude no later than July 2019.

Dividend: On January 30, 2019, the Board of Directors of S&P Global approved a 14% increase in the regular quarterly cash dividend on the Company’s common stock. The quarterly dividend will increase from $0.50 to $0.57 per share. The next dividend is payable on March 12, 2019, to shareholders of record on February 26, 2019. The new annualized dividend rate is $2.28 per share and has increased at an average compound annual growth rate of 9.9% since 1974. The Company has paid a dividend each year since 1937 and is one of fewer than 25 companies in the S&P 500 that has increased its dividend annually for at least the last 46 years.

Strategy Update: At our Investor Day in May 2018, the Company initiated several medium-term financial targets. The first was a $100 million target for cost reduction savings. The Company estimates that, on a run-rate basis, $60 million in savings was achieved by year-end 2018. The second was to improve the adjusted operating profit margin for the Company from 46.5% at the end of 2017 to the low-50's over the next few years. During 2018, the Company achieved 230 basis points of improvement to 48.8%.

Ratings:

4th Quarter, 2018: Revenue decreased 16% to $661 million. Non-transaction revenue decreased 3% to $378 million during the quarter primarily due to forex, lower excess issuance fees associated with medium-term notes, and lower Rating Evaluation Services activity which together were partially offset by growth from new entity credit ratings. Transaction revenue decreased 29% to $283 million in the fourth quarter primarily due to debt issuance reductions offset partially by higher bank loan rating revenue.

Operating profit decreased 4% to $357 million due to decreased revenue. Operating profit margin increased 680 basis points to 54.0% in the quarter primarily due to a legal reserve that was recorded in the prior period as well as productivity improvements and reduced incentive compensation in the current period. Adjusted operating profit declined 16% to $367 million and adjusted operating profit margin improved 10 basis points to 55.5% in the quarter.

2018: Revenue decreased 4% to $2.88 billion due primarily to decreased global debt issuance. Operating profit increased 1% to $1.53 billion and operating profit margin improved 220 basis points to 53.0% primarily due to productivity improvements. Adjusted operating profit increased 1% to $1.61 billion compared to 2017 and adjusted operating profit margin improved 240 basis points to 56.0%.

Market Intelligence:

4th Quarter, 2018: Revenue increased 8% to $478 million in the fourth quarter with growth in Desktop, Data Management Solutions, and Risk Services. Excluding revenue from the acquisitions of Panjiva and RateWatch, organic revenue grew 7%. Operating profit increased 31% to $161 million and operating profit margin improved 580 basis points to 33.7% primarily due to revenue gains, productivity improvements, and forex. Adjusted operating profit increased 27% to $184 million and adjusted operating profit margin improved 570 basis points to 38.5%.

2018: Revenue increased 9% to $1.83 billion. Adjusting for acquisitions, organic revenue growth was 8%. Operating profit increased 19% to $545 million and operating profit margin increased 260 basis points to 29.8% primarily due to revenue gains, productivity improvements, and forex. Adjusted operating profit grew 16% to $625 million and adjusted operating profit margin improved 200 basis points to 34.1%.

Platts:

4th Quarter, 2018: Revenue increased 7% to $210 million in the fourth quarter, due to increased subscriptions and solid growth in Global Trading Services. Operating profit increased 20% to $97 million and operating profit margin increased 510 basis points to 46.2% primarily due to revenue gains. Adjusted operating profit increased 18% to $101 million and adjusted operating profit margin improved 470 basis points to 48.2%.

2018: Revenue increased 5% to $815 million. Operating profit increased 18% to $383 million and operating profit margin increased 490 basis points to 47.0%. Adjusted operating profit increased 10% to $401 million and adjusted operating profit margin improved 200 basis points to 49.1%.

S&P Dow Jones Indices:

S&P Dow Jones Indices LLC is a majority owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Despite stock market declines, industry inflows into exchange-traded products reached $499 billion in 2018, of which approximately $90 billion was added to ETFs associated with our indices. Year-end 2018 ETF AUM associated with our indices declined $34 billion from year-end 2017 to $1.3 trillion as stock market declines outpaced inflows. Nevertheless, SPDJI benefited from a return of market volatility which increased revenue associated with exchange-traded derivatives.

4th Quarter, 2018: Revenue increased 13% to $215 million in the fourth quarter of 2018. Revenue improved primarily due to increased derivatives trading activity. Average AUM in exchange-traded funds based on SPDJI's indices was $1.4 trillion in the quarter, an increase of 9% versus the fourth quarter of 2017.

Operating profit increased 17% to $143 million and operating profit margin increased 220 basis points to 66.4% primarily due to stronger revenue. Operating profit attributable to the Company increased 19% to $105 million. Adjusted operating profit increased 17% to $144 million. Adjusted operating profit margin increased 220 basis points to 67.1%. Adjusted operating profit attributable to the Company increased 18% to $106 million.

2018: Revenue increased 15% to $837 million and operating profit increased 18% to $563 million. Operating profit margin increased 160 basis points to 67.3%. Operating profit attributable to the Company increased 18% to $412 million. Adjusted operating profit increased 18% to $568 million. Adjusted operating profit margin increased 160 basis points to 68.0%. Adjusted operating profit attributable to the Company increased 18% to $417 million.

Corporate Unallocated:

4th Quarter, 2018: Corporate Unallocated includes corporate revenue and non-allocated corporate expenses. Corporate Unallocated operating loss was reduced by 23% to $54 million primarily due to lease exit charges in the previous period as well as lower real estate costs, incentive compensation, and professional fees in the fourth quarter of 2018. These benefits were partially offset by Kensho expenses including retention-related expenses. Corporate Unallocated adjusted operating loss was reduced by 24% to $35 million primarily due to lower real estate costs, incentive compensation, and professional fees in the 4th quarter of 2018. These benefits were partially offset by Kensho expenses.

2018: Corporate Unallocated operating loss increased 19% to $231 million primarily due to Kensho expenses including retention-related expenses partially offset by lower real estate costs, incentive compensation, and professional fees. Corporate Unallocated adjusted operating loss was reduced by 6% to $156 million primarily due to lower real estate costs, incentive compensation, and professional fees partially offset by Kensho expenses.

Provision for Income Taxes: U.S. tax reform has had an immediate and meaningful impact on the Company's effective tax rate. The Company's effective tax rates in 2018 and 2017 were 20.9% and 33.4%, respectively. The adjusted effective tax rates in 2018 and 2017 were 21.5% and 28.9%, respectively.

Balance Sheet and Cash Flow: Cash and cash equivalents at the end of the fourth quarter were $2.0 billion. For full-year 2018, cash provided by operating activities was $2.06 billion. Free cash flow was $1.80 billion, an increase of $15 million from 2017. Free cash flow, excluding tax on gains from divestitures, tax audit settlements, and the after-tax payments associated with legal settlements, was $2.01 billion, an increase of $155 million over 2017.

Outlook: The Company is introducing 2019 guidance with reported revenue expected to increase mid single-digits. On a U.S. GAAP basis, diluted EPS is expected to be in the range of $8.50 to $8.70 and adjusted diluted EPS is expected to be in the range of $8.95 to $9.15. Adjusted diluted EPS excludes amortization of intangibles related to acquisitions and Kensho retention plans. Free cash flow excluding certain items is expected to be in a range of $2.2 billion to $2.3 billion.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted Corporate Unallocated, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP on Exhibits 5, 8, and 9. The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the fourth quarter 2018 earnings results on a conference call scheduled for today, February 7, at 8:30 a.m. ET. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/IRW/CustomPage/Index?KeyGenPage=1073751596&event=1073751113. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until March 7, 2019. U.S. participants may call (866) 427-6407; international participants may call +1 (203) 369-0896 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•
worldwide economic, financial, political and regulatory conditions, including geopolitical uncertainty and conditions that may result from legislative, regulatory, trade and policy changes associated with the current U.S. administration or the United Kingdom’s withdrawal from the European Union;

•
the rapidly evolving regulatory environment, in Europe, the United States and elsewhere, affecting Ratings, S&P Global Platts, Indices, and S&P Global Market Intelligence, including new and amended regulations and the Company’s compliance therewith;

•
the impact of the recent acquisition of Kensho, including the impact on the Company’s results of operations; any failure to successfully integrate Kensho into the Company’s operations; any failure to attract and retain key employees; and the risk of litigation, unexpected costs, charges or expenses relating to the acquisition;

•
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for unauthorized access to our systems or a system or network disruption that results in improper disclosure of confidential information or data, regulatory penalties and remedial costs;

•	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

•
the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances and the potentially adverse impact of increased access to cash resulting from the Tax Cuts and Jobs Act;

•	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

•	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks and indices;

•	the effect of competitive products and pricing, including the level of success of new product developments and global expansion;

•	consolidation in the Company’s end-customer markets;

•	the introduction of competing products or technologies by other companies;

•	the impact of customer cost-cutting pressures, including in the financial services industry and commodities markets;

•	a decline in the demand for credit risk management tools by financial institutions;

•	the level of merger and acquisition activity in the United States and abroad;

•	the volatility of the energy marketplace;

•	the health of the commodities markets;

•	our ability to attract, incentivize and retain key employees;

•
our ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, and the impact of the United Kingdom’s departure on our offerings in the European Union and United Kingdom, particularly in the event of the United Kingdom's departure without an agreement on terms with the European Union;

•
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

•	changes in applicable tax or accounting requirements, including the impact of the Tax Cuts and Jobs Act in the U.S.;

•	the level of the Company’s future cash flows and capital investments;

•	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

•
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1a, Risk Factors, in the Annual Report on Form 10-K.

About S&P Global

S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 21,000 employees in 33 countries. For more information visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

Get news direct via RSS:
http://investor.spglobal.com/RSS-Feeds/Index?keyGenPage=1073751617

Contact:
Investor Relations:
Chip Merritt
Senior Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
Soogyung Jordan
Head of Executive Communications & Public Relations
(212) 438-2297 (office)
soogyung.jordan@spglobal.com

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Periods ended December 31, 2018 and 2017
(dollars in millions, except per share data)

(unaudited)	Three Months			Twelve Months
	2018	2017	% Change	2018	2017	% Change

Revenue	$1,536	$1,589	(3)%	$6,258	$6,063	3%
Expenses	832	962	(13)%	3,468	3,480	—%
Operating profit	704	627	12%	2,790	2,583	8%
Other income, net	(2)	(1)	N/M	(25)	(27)	8%
Interest expense, net	36	39	(9)%	134	149	(10)%
Income before taxes on income	670	589	14%	2,681	2,461	9%
Provision for taxes on income	119	290	(59)%	560	823	(32)%
Net income	551	299	84%	2,121	1,638	30%
Less: net income attributable to noncontrolling interests	(39)	(36)	(9)%	(163)	(142)	(15)%
Net income attributable to S&P Global Inc.	$512	$263	95%	$1,958	$1,496	31%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$2.06	$1.03	99%	$7.80	$5.84	34%
Diluted	$2.03	$1.02	99%	$7.73	$5.78	34%

Weighted-average number of common shares outstanding:
Basic	249.0	254.4		250.9	256.3
Diluted	251.5	257.0		253.2	258.9

Actual shares outstanding at year end				248.4	253.7

N/M - not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

S&P Global
Condensed Consolidated Balance Sheets
December 31, 2018 and 2017
(dollars in millions)

(unaudited)	2018	2017

Assets:
Cash, cash equivalents, and restricted cash	$1,958	$2,779
Other current assets	1,646	1,545
Total current assets	3,604	4,324
Property and equipment, net	270	275
Goodwill and other intangible assets, net	5,059	4,377
Other non-current assets	525	449
Total assets	$9,458	$9,425

Liabilities and Equity:
Short-term debt	$—	$399
Unearned revenue	1,641	1,613
Other current liabilities	988	1,202
Long-term debt	3,662	3,170
Pension, other postretirement benefits and other non-current liabilities	863	923
Total liabilities	7,154	7,307
Redeemable noncontrolling interest	1,620	1,352
Total equity	684	766
Total liabilities and equity	$9,458	$9,425

Exhibit 3

S&P Global
Condensed Consolidated Statements of Cash Flows
Years ended December 31, 2018 and 2017
(dollars in millions)

(unaudited)	2018	2017

Operating Activities:
Net income	$2,121	$1,638
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	84	82
Amortization of intangibles	122	98
Deferred income taxes	81	—
Stock-based compensation	94	99
Other	74	167
Accrued legal and regulatory settlements	(108)	(4)
Net changes in other operating assets and liabilities	(404)	(64)
Cash provided by operating activities	2,064	2,016

Investing Activities:
Capital expenditures	(113)	(123)
Acquisitions, net of cash acquired	(401)	(83)
Proceeds from dispositions	6	2
Changes in short-term investments	(5)	(5)
Cash used for investing activities	(513)	(209)

Financing Activities:
Proceeds from issuance of senior notes, net	489	—
Payments on senior notes	(403)	—
Dividends paid to shareholders	(503)	(421)
Distributions to noncontrolling interest holders	(154)	(111)
Repurchase of treasury shares	(1,660)	(1,001)
Exercise of stock options, employee withholding tax on share-based payments and other	(57)	26
Cash used for financing activities	(2,288)	(1,507)
Effect of exchange rate changes on cash	(84)	87
Net change in cash, cash equivalents, and restricted cash	(821)	387
Cash, cash equivalents, and restricted cash at beginning of year	2,779	2,392
Cash, cash equivalents, and restricted cash at end of year	$1,958	$2,779

Exhibit 4

S&P Global
Operating Results by Segment
Periods ended December 31, 2018 and 2017
(dollars in millions)

(unaudited)	Three Months			Twelve Months
	Revenue			Revenue

	2018	2017	% Change	2018	2017	% Change

Ratings	$661	$789	(16)%	$2,883	$2,988	(4)%
Market Intelligence	478	441	8%	1,833	1,683	9%
Platts	210	197	7%	815	774	5%
Indices	215	190	13%	837	728	15%
Corporate	5	—	N/M	15	—	N/M
Intersegment Elimination	(33)	(28)	(16)%	(125)	(110)	(14)%
Total revenue	$1,536	$1,589	(3)%	$6,258	$6,063	3%

	Expenses			Expenses

	2018	2017	% Change	2018	2017	% Change

Ratings (a)	$304	$417	(27)%	$1,353	$1,471	(8)%
Market Intelligence (b)	317	318	—%	1,288	1,226	5%
Platts (c)	113	116	(3)%	432	448	(4)%
Indices (d)	72	68	6%	274	250	9%
Corporate Unallocated expense (e)	59	71	(16)%	246	195	26%
Intersegment Elimination	(33)	(28)	(16)%	(125)	(110)	(14)%
Total expenses	$832	$962	(13)%	$3,468	$3,480	—%

	Operating Profit			Operating Profit

	2018	2017	% Change	2018	2017	% Change

Ratings (a)	$357	$372	(4)%	$1,530	$1,517	1%
Market Intelligence (b)	161	123	31%	545	457	19%
Platts (c)	97	81	20%	383	326	18%
Indices (d)	143	122	17%	563	478	18%
Total reportable segments	758	698	9%	3,021	2,778	9%
Corporate Unallocated (e)	(54)	(71)	23%	(231)	(195)	(19)%
Total operating profit	$704	$627	12%	$2,790	$2,583	8%

N/M - not meaningful

(a)
The three and twelve months ended December 31, 2018 includes legal settlement expenses of $1 million and $74 million, respectively. The three and twelve months ended December 31, 2017 includes legal settlement expenses of $53 million and $55 million, respectively. The three and twelve months ended December 31, 2018 includes employee severance charges of $8 million. The three and twelve months ended December 31, 2017 includes employee severance charges of $10 million and $25 million, respectively. Additionally, amortization of intangibles from acquisitions of $1 million is included for the three months ended December 31, 2018 and 2017 and $2 million and $4 million for the twelve months ended December 31, 2018 and 2017, respectively.

(b)
The three months ended December 31, 2018 includes employee severance charges of $5 million and the twelve months ended December 31, 2018 includes restructuring charges related to a business disposition and employee severance charges of $7 million. The three and twelve months ended December 31, 2017 includes employee severance charges of $3 million and $7 million, respectively, and a non-cash disposition-related adjustment of $4 million for the twelve months ended December 31, 2017. Additionally, amortization of intangibles from acquisitions of $18 million and $19 million are included for the three months ended December 31, 2018 and 2017, respectively, and $73 million and $71 million for the twelve months ended December 31, 2018 and 2017, respectively.

(c)
Amortization of intangibles from acquisitions of $4 million and $5 million are included for the three months ended December 31, 2018 and 2017, respectively, and $18 million for the twelve months ended December 31, 2018 and 2017. The twelve months ended December 31, 2017 includes a non-cash acquisition-related adjustment of $11 million, a charge to exit a leased facility of $6 million, an asset write-off of $2 million and employee severance charges of $2 million.

Exhibit 4

(d)	Amortization of intangibles from acquisitions of $1 million are included for the three months ended December 31, 2018 and 2017 and $6 million for the twelve months ended December 31, 2018 and 2017.

(e)
The three and twelve months ended December 31, 2018 includes Kensho retention related expense of $9 million and $31 million, respectively. The twelve months ended December 31, 2018 includes lease impairments of $11 million and employee severance charges of $3 million and $10 million for the three and twelve months ended December 31, 2018, respectively. The three and twelve months ended December 31, 2017 includes a charge to exit lease facilities of $19 million and employee severance charges of $5 million and $10 million for the three and twelve months ended December 31, 2017, respectively. Additionally, amortization of intangibles from acquisitions of $7 million and $23 million is included for the three and twelve months ended December 31, 2018.

Exhibit 5

S&P Global
Operating Results by Segment - Reported vs. Performance
Non-GAAP Financial Information
Periods ended December 31, 2018 and 2017
(dollars in millions, except per share amounts)

Adjusted Operating Profit

(unaudited)		Three Months			Twelve Months
		2018	2017	% Change	2018	2017	% Change

Ratings	Operating Profit	$357	$372	(4)%	$1,530	$1,517	1%
	Non-GAAP Adjustments (a)	9	64		82	80
	Deal-Related Amortization	1	1		2	4
	Adjusted Operating Profit	$367	$437	(16)%	$1,614	$1,601	1%

Market Intelligence	Operating Profit	$161	$123	31%	$545	$457	19%
	Non-GAAP Adjustments (b)	5	3		7	11
	Deal-Related Amortization	18	19		73	71
	Adjusted Operating Profit	$184	$145	27%	$625	$540	16%

Platts	Operating Profit	$97	$81	20%	$383	$326	18%
	Non-GAAP Adjustments (c)	—	—		—	21
	Deal-Related Amortization	4	5		18	18
	Adjusted Operating Profit	$101	$86	18%	$401	$365	10%

Indices	Operating Profit	$143	$122	17%	$563	$478	18%
	Deal-Related Amortization	1	1		6	6
	Adjusted Operating Profit	$144	$123	17%	$568	$484	18%

Total Segments	Operating Profit	$758	$698	9%	$3,021	$2,778	9%
	Non-GAAP Adjustments (a) (b) (c)	14	67		89	112
	Deal-Related Amortization	24	25		99	98
	Adjusted Segment Operating Profit	$796	$790	1%	$3,208	$2,988	7%

Corporate Unallocated	Corporate Unallocated	$(54)	$(71)	23%	$(231)	$(195)	(19)%
	Non-GAAP Adjustments (d)	12	24		52	29
	Deal-Related Amortization	7	—		23	—
	Adjusted Corporate Unallocated	$(35)	$(47)	24%	$(156)	$(166)	6%

Total SPGI	Operating Profit	$704	$627	12%	$2,790	$2,583	8%
	Non-GAAP Adjustments (a) (b) (c) (d)	26	91		141	141
	Deal-Related Amortization	31	25		122	98
	Adjusted Operating Profit	$761	$744	2%	$3,052	$2,822	8%

Adjusted Other Income, net

(unaudited)	Three Months			Twelve Months
	2018	2017	% Change	2018	2017	% Change

Other Income, net	$(2)	$(1)	N/M	$(25)	$(27)	8%
Non-GAAP Adjustments (e)	(5)	(8)		(5)	(8)
Adjusted Other Income, net	$(7)	$(9)	20%	$(29)	$(35)	17%

Exhibit 5

Adjusted Provision for Income Taxes

(unaudited)	Three Months			Twelve Months
	2018	2017	% Change	2018	2017	% Change

Provision for Income Taxes	$119	$290	(59)%	$560	$823	(32)%
Non-GAAP Adjustments (a) (b) (c) (d) (e) (f)	7	(96)		44	(75)
Deal-Related Amortization	7	9		29	34
Adjusted Provision for Income Taxes	$134	$203	(34)%	$633	$782	(19)%

Adjusted Effective Tax Rate

(unaudited)	Three Months			Twelve Months
	2018	2017	% Change	2018	2017	% Change

Adjusted Operating Profit	$761	$744	2%	$3,052	$2,822	8%
Adjusted Other Income, Net	(7)	(9)		(29)	(35)
Interest Expense	36	39		134	149
Adjusted Income Before Taxes on Income	732	714	3%	2,948	2,708	9%
Adjusted Provision for Income Taxes	134	203		633	782
Adjusted Effective Tax Rate [1]	18.3%	28.5%		21.5%	28.9%

1 The adjusted effective tax rate is calculated by dividing the adjusted provision for income taxes by the adjusted income before taxes on income.

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2018		2017		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
As Reported	$512	$2.03	$263	$1.02	95%	99%
Non-GAAP Adjustments (a) (b) (c) (d) (e) (f)	23	0.09	195	0.76
Deal-Related Amortization	24	0.09	16	0.06
Adjusted	$559	$2.22	$474	$1.85	18%	20%

	Twelve Months
As Reported	$1,958	$7.73	$1,496	$5.78	31%	34%
Non-GAAP Adjustments (a) (b) (c) (d) (e) (f)	102	0.40	224	0.87
Deal-Related Amortization	92	0.36	64	0.25
Adjusted	$2,152	$8.50	$1,784	$6.89	21%	23%

Note - Totals presented may not sum due to rounding.
Note - Total SPGI adjusted operating profit for the three and twelve months ended December 31, 2018 include revenue of $1,536 million and $6,258 million, respectively, and adjusted total expense of $775 million and $3,206 million, respectively. Total SPGI adjusted operating profit for the three and twelve months ended December 31, 2017 include revenue of $1,589 million and $6,063 million, respectively, and adjusted total expense of $845 million and $3,241 million, respectively.
Note - Adjusted operating margin for Ratings, Market Intelligence, Platts and Indices was 55%, 39%, 48% and 67% for the three months ended December 31, 2018. Adjusted operating margin for Ratings, Market Intelligence, Platts and Indices was 56%, 34%, 49% and 68% for the twelve months ended December 31, 2018. Adjusted operating margin for the Company was 50% and 49% for the three and twelve months ended December 31, 2018, respectively.

Exhibit 5

(a)
The three and twelve months ended December 31, 2018 includes legal settlement expenses of $1 million ($1 million after-tax) and $74 million ($56 million after-tax), respectively. The three and twelve months ended December 31, 2017 includes legal settlement expenses of $53 million ($33 million after-tax) and $55 million ($34 million after-tax), respectively. The three and twelve months ended December 31, 2018 includes employee severance charges of $8 million ($6 million after-tax). The three and twelve months ended December 31, 2017 includes employee severance charges of $10 million ($6 million after-tax) and $25 million ($17 million after-tax), respectively.

(b)
The three months ended December 31, 2018 includes employee severance charges of $5 million ($4 million after-tax) and the twelve months ended December 31, 2018 includes restructuring charges related to a business disposition and employee severance charges of $7 million ($5 million after-tax). The three and twelve months ended December 31, 2017 includes employee severance charges of $3 million ($2 million after-tax) and $7 million ($5 million after-tax), respectively, and a non-cash disposition-related adjustment of $4 million ($4 million after-tax) for the twelve months ended December 31, 2017.

(c)
The twelve months ended December 31, 2017 includes a non-cash acquisition-related adjustment of $11 million ($3 million after-tax), a charge to exit a leased facility of $6 million ($3 million after-tax), an asset write-off of $2 million ($1 million after-tax) and employee severance charges of $2 million ($2 million after-tax).

(d)
The three and twelve months ended December 31, 2018 includes Kensho retention related expense of $9 million ($7 million after-tax) and $31 million ($24 million after-tax), respectively. The twelve months ended December 31, 2018 includes lease impairments of $11 million ($8 million after-tax) and employee severance charges of $3 million ($2 million after-tax) and $10 million ($7 million after-tax) for three and twelve months ended December 31, 2018, respectively. The three and twelve months ended December 31, 2017 includes a charge to exit lease facilities of $19 million ($16 million after-tax) and employee severance charges of $5 million ($3 million after-tax) and $10 million ($6 million after-tax) for the three and twelve months ended December 31, 2017, respectively.

(e)
The three and twelve months ended December 31, 2018 includes a pension related charge of $5 million ($4 million after-tax). The three and twelve months ended December 31, 2017 includes a pension related charge of $8 million ($7 million after-tax).

(f)
The twelve months ended December 31, 2018 includes an adjustment to the provisional tax charge recorded in the fourth quarter of 2017 of $8 million. The three and twelve months ended December 31, 2017 include $149 million of tax expense due to U.S. tax reform, primarily associated with the deemed repatriation of foreign earnings, which was partially offset by a $21 million tax benefit related to prior year divestitures.

Exhibit 6

S&P Global
Revenue by Type
Periods ended December 31, 2018 and 2017
(dollars in millions)

(unaudited)	Three Months
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
	Ratings			Market Intelligence			Platts
Non-Subscription / Transaction (a)	$283	$401	(29)%	$9	$12	(27)%	$3	$3	(19)%
Non-Transaction (b)	378	388	(3)%	—	—	N/M	—	—	N/M
Subscription (c)	—	—	N/M	464	423	10%	193	181	7%
Asset-Linked Fees (d)	—	—	N/M	5	6	(19)%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	14	13	11%
Total revenue	$661	$789	(16)%	$478	$441	8%	$210	$197	7%

	Indices			Corporate			Intersegment Elimination
Non-Subscription / Transaction (a)	$—	$—	N/M	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	—	—	N/M	—	—	N/M	(33)	(28)	(16)%
Subscription (c)	41	35	19%	5	—	N/M	—	—	N/M
Asset-Linked Fees (d)	126	121	4%	—	—	N/M	—	—	N/M
Sales Usage-Based Royalties (e)	48	34	43%	—	—	N/M	—	—	N/M
Total revenue	$215	$190	13%	$5	$—	N/M	$(33)	$(28)	(16)%

(unaudited)	Twelve Months
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
	Ratings			Market Intelligence			Platts
Non-Subscription / Transaction (a)	$1,377	$1,540	(11)%	$40	$46	(13)%	$11	$13	(12)%
Non-Transaction (b)	1,506	1,448	4%	—	—	N/M	—	—	N/M
Subscription (c)	—	—	N/M	1,773	1,614	10%	750	704	6%
Asset-Linked Fees (d)	—	—	N/M	20	23	(14)%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	54	57	(5)%
Total revenue	$2,883	$2,988	(4)%	$1,833	$1,683	9%	$815	$774	5%

	Indices			Corporate			Intersegment Elimination
Non-Subscription / Transaction (a)	$—	$—	N/M	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	—	—	N/M	—	—	N/M	(125)	(110)	(14)%
Subscription (c)	144	136	6%	15	—	N/M	—	—	N/M
Asset-Linked Fees (d)	522	461	13%	—	—	N/M	—	—	N/M
Sales Usage-Based Royalties (e)	171	131	30%	—	—	N/M	—	—	N/M
Total revenue	$837	$728	15%	$15	$—	N/M	$(125)	$(110)	(14)%

N/M - not meaningful

(a)	Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.

(b)
Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $28 million and $109 million for the three and twelve months ended December 31, 2018, respectively, and $26 million and $100 million for the three and twelve months ended December 31, 2017, respectively, charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.

Exhibit 6

(c)
Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data and price assessments, along with other information products.

(d)	Asset-linked fees primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.

(e)
Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.

.

Exhibit 7

S&P Global
Revenue by Geographic Area
Periods ended December 31, 2018 and 2017
(dollars in millions)

(unaudited)	U.S.			International
	2018	2017	% Change	2018	2017	% Change

	Three Months
Ratings	$354	$440	(20)%	$307	$349	(12)%
Market Intelligence	304	281	8%	174	160	8%
Platts	72	70	3%	138	127	9%
Indices	188	155	22%	27	35	(24)%
Corporate	5	—	N/M	—	—	N/M
Intersegment elimination	(17)	(14)	(21)%	(16)	(14)	(10)%
Total revenue	$906	$932	(3)%	$630	$657	(4)%

	Twelve Months
Ratings	$1,619	$1,716	(6)%	$1,264	$1,272	(1)%
Market Intelligence	1,180	1,114	6%	653	569	14%
Platts	283	284	—%	532	490	9%
Indices	719	601	20%	118	127	(7)%
Corporate	15	—	N/M	—	—	N/M
Intersegment elimination	(66)	(57)	(18)%	(59)	(53)	(11)%
Total revenue	$3,750	$3,658	3%	$2,508	$2,405	4%

Exhibit 8

S&P Global
Non-GAAP Financial Information
Periods ended December 31, 2018 and 2017
(dollars in millions)
Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Twelve Months
	2018	2017
Cash provided by operating activities	$2,064	$2,016
Capital expenditures	(113)	(123)
Distributions to noncontrolling interest holders	(154)	(111)
Free cash flow	$1,797	$1,782
Tax on gain from sale of SPSE and CMA	—	67
Payment of legal settlements	180	4
Settlement of prior-year tax audits	73	—
Tax benefit from legal settlements	(44)	(2)
Free cash flow excluding above items	$2,006	$1,851

 S&P Global Organic Revenue

(unaudited)	Three Months			Twelve Months
	2018	2017	% Change	2018	2017	% Change
Total revenue	$1,536	$1,589	(3)%	$6,258	$6,063	3%
Ratings acquisition	(2)	—		(6)	—
Market Intelligence acquisitions	(5)	—		(14)	—
Corporate acquisitions	(5)	—		(15)	—
Total adjusted revenue	$1,524	$1,589	(4)%	$6,223	$6,063	3%

Organic revenue constant currency basis	$1,534	$1,589	(3)%	$6,198	$6,063	2%

Ratings Organic Revenue

(unaudited)	Three Months			Twelve Months
	2018	2017	% Change	2018	2017	% Change
Ratings revenue	661	789	(16)%	2,883	2,988	(4)%
Acquisition	(2)	—		(6)	—
Adjusted Ratings revenue	$659	$789	(16)%	$2,877	$2,988	(4)%

Market Intelligence Organic Revenue

(unaudited)	Three Months			Twelve Months
	2018	2017	% Change	2018	2017	% Change
Market Intelligence revenue	478	441	8%	1,833	1,683	9%
Acquisitions	(5)	—		(14)	—
Adjusted Market Intelligence revenue	$473	$441	7%	$1,819	$1,683	8%

Adjusted Indices Net Operating Profit

(unaudited)	Three Months			Twelve Months
	2018	2017	% Change	2018	2017	% Change
Adjusted operating profit	$144	$123	17%	$568	$484	18%
Income attributable to NCI	38	33		151	129
Adjusted Net Operating Profit	$106	$90	18%	$417	$355	18%

Exhibit 8

Adjusted Corporate Unallocated Expense

(unaudited)	Three Months			Twelve Months
	2018	2017	% Change	2018	2017	% Change
Corporate Unallocated	(54)	(71)	23%	(231)	(195)	(19)%
Corporate Revenue	(5)	—		(15)	—
Corporate Unallocated Expense	(59)	(71)	(16)%	(246)	(195)	26%
Non-GAAP Adjustments	12	24		52	29
Deal-Related Amortization	7	—		23	—
Adjusted Kensho Expense (a)	13	—		34	—
Adjusted Corporate Unallocated Expense	$(27)	$(47)	(40)%	$(137)	$(166)	(18)%

(a)
The three and twelve months ended December 31, 2018 excludes amortization of intangibles from acquisitions of $7 million and $23 million, respectively, and an adjustment for Kensho retention related expense of $9 million and $31 million, respectively.

Exhibit 9

S&P Global
Non-GAAP Financial Information

Reconciliation of 2019 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$8.50	$8.70
Deal-related amortization	0.38	0.38
Compensation for equity-based retention awards	0.07	0.07
Non-GAAP Diluted EPS	$8.95	$9.15